Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8800 Contact: Roland O. Burns Sr. Vice President and Chief Financial Officer Web Site: www.comstockresources.com

For Immediate Release

NEWS RELEASE

COMSTOCK RESOURCES, INC. REPORTS THIRD QUARTER PRODUCTION AND DRY HOLE COSTS

FRISCO, TEXAS, November 2, 2004 — Comstock Resources, Inc. (“Comstock” or the “Company”) (NYSE:CRK) reported today that it produced 9.4 billion cubic feet (“Bcf”) of natural gas and 554,000 thousand barrels of oil or 12.7 Bcf of natural gas equivalent in the third quarter of 2004. Third quarter daily production averaged 138.1 million cubic feet of natural gas equivalent per day. Comstock’s third quarter production includes Bois d’Arc Energy, LLC’s (“Bois d’Arc”) production of 3.1 Bcf of natural gas and 447,000 barrels of oil or 5.8 Bcf of natural gas equivalent. Comstock owns 59.9% of Bois d’Arc and in July 2004, began consolidating Bois d’Arc’s financial results into its financial statements.

Bois d’Arc’s production level in the third quarter was impacted by Hurricane Ivan which caused Bois d’Arc to shut in substantially all of its oil and natural gas production for part of September. Bois d’Arc also had approximately 10.0 million cubic feet of natural gas equivalent per day of its production shut in during October waiting on repairs to a pipeline which was put back in service at the end of October.

Comstock’s consolidated third quarter financial results will include a $1.6 million charge for organizational costs incurred in connection with the formation of Bois d’Arc.

Comstock also reported that its third quarter financial results will include exploration expense of $9.4 million which primarily relates to dry holes drilled in the third quarter. Bois d’Arc accounted for $6.7 million of the third quarter exploration costs. Of the seven offshore wells drilled by Bois d’Arc in the third quarter, three were unsuccessful exploratory test wells. The unsuccessful wells include a well drilled at Ship Shoal Block 121 to a depth of 4,159 feet to test the “Warmouth” Prospect, a well drilled at Ship Shoal Block 110 to a depth of 10,844 feet to test the “Newport” Prospect and a deep field extension test at South Pelto Block 25 which was drilled to a depth of 17,204 feet which failed to encounter hydrocarbons in commercial quantities. Comstock also had $2.7 million in exploration expense related to its South Texas exploration program in the third quarter. The dry holes include a 10,100 foot well drilled to test a prospect in Kenedy County on the Armstrong Ranch, a well drilled to a depth of 11,500 to test a prospect in the SE Limes Field in Live Oak County and a well drilled in Brazoria County to a depth of 17,000 feet to test the “Brazos Bend” Prospect.

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes that the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas, Louisiana and the Gulf of Mexico. The company’s stock is traded on the New York Stock Exchange under the symbol CRK.